Exhibit 99.1

                Whole Foods Market Reports Third Quarter Results

  Sales Increase 15% Driven by 11% Square Footage Growth and 7.6% Comparable
      Store Sales Growth; Company Ends Quarter With $131 Million in Cash

     The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CDT. The dial in number is 1-800-362-0571 and the conference ID is 'Whole Foods.' A replay will be available for approximately 48 hours at 402-220-2985. A simultaneous audio web cast will also be available at www.wholefoodsmarket.com . The audio web cast will be archived for thirty days.

    AUSTIN, Texas, July 30 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the third quarter ended July 6, 2003. Sales for the 12-week period increased 15% to $749 million. This increase was driven by 11% weighted average year-over-year square footage growth and comparable store sales growth of 7.6%. The Company estimates the Easter shift, from the second quarter last year to the third quarter this year, positively impacted this quarter's comps by approximately 50 basis points. Sales in identical stores (excluding one relocated store and two major store expansions) increased 7.0% for the quarter.

    "We are pleased with our 7.6% comparable store sales increase during the quarter given our tough 10.5% comparison in the prior year. These results are consistent with our 18% two-year average comp for the past four years," said John Mackey, Chairman, President and Chief Executive Officer of Whole Foods Market. "All three Harry's Farmers Market stores showed positive comps for the third quarter, and we now expect them to have a slightly positive impact on our comparable store sales in the fourth quarter. We are seeing a slight improvement in our overall comparable store sales growth, which has averaged 8% over the last six weeks."

    On October 11, 2002, United Natural Foods acquired Blooming Prairie Cooperative, a cooperative natural foods distributor in which the Company was a member, for cash consideration of $30 million. Blooming Prairie Cooperative distributed 90% of the proceeds from the sale to its former members during the third quarter; 10% of the proceeds were retained for future contingencies.
The Company has recognized a pre-tax gain included in investment and other income of approximately $3 million, or approximately $0.03 in diluted earnings per share, as a result of this distribution. Any further distributions from Blooming Prairie Cooperative will be accounted for if and when received.

    Net income for the quarter increased 30% to $28.7 million from $22.1 million in the prior year, and diluted earnings per share increased 26% to $0.45 compared to $0.36 in the prior year. Excluding the Blooming Prairie gain, adjusted net income for the quarter increased 22% to $26.9 million, and adjusted diluted earnings per share increased 18% to $0.42.

    For the forty-week period ended July 30, 2003, sales increased 17% to $2.4 billion, with sales in comparable stores increasing 8.5% and sales in identical stores increasing 8.0%. Net income year to date increased 28% to $79.9 million, or $1.28 per share, from $62.4 million, or $1.04 per share in the prior year. Excluding the Blooming Prairie gain, adjusted net income year to date increased 25% to $78.1 million, and adjusted diluted earnings per share increased 20% to $1.25.

    For the quarter, net operating profit after taxes (NOPAT) increased 29% to $30.3 million. The Company's capital charge for the quarter was $28.8 million, resulting in Economic Value Added (EVA) of $1.5 million, a $2.6 million improvement over the prior year.

    Store returns for the third quarter:
                                                                       # of
                           Average        Average       NOPAT          Comp
                             Size          Comps         ROIC         Stores

    Stores over eight
     years old              27,200          5.7%          54%            52
    Stores between five
     and eight years old    28,600          5.2%          52%            35
    Stores between two
     and five years old     36,500          9.5%          22%            33
    Stores less than two
     years old (including
     relocations)           35,700         21.4%           5%            13

    All stores in
     comparable store base  30,700          7.6%          33%           133

    All stores open at
     the end of the third
     quarter                31,000                        29%           144

    Gross profit in the third quarter increased 14% to $258.6 million, or 34.5% of sales, from $226.1 million, or 34.9% of sales, in the prior year. Gross profit as a percentage of sales decreased 33 basis points primarily due to higher occupancy costs, including utilities, repairs and rent. Direct store expenses increased 16% to $186.9 million from $161.4 million in the prior year, an increase of seven basis points as a percentage of sales. Store contribution increased 11% to $71.7 million from $64.7 million in the prior year, a decrease of 41 basis points as a percentage of sales. General and administrative (G&A) expenses increased 4% to $23.9 million compared to $22.9 million in the prior year, an improvement of 34 basis points as a percentage of sales.

    For the 133 stores in the comparable store base, a 14 basis point improvement in direct store expenses was offset by a 16 basis point decrease in gross profit, resulting in a two basis point decrease in store contribution to 10.0% of sales.

    For the quarter, the Company produced cash flow from operations of $64 million. Capital expenditures for the quarter were $36 million of which $18 million was for new store development. At the end of the quarter, the Company had approximately $131 million in cash and approximately $167 million in long-term debt. Long-term debt includes $150 million in Zero Coupon Convertible Debentures. For the fourth consecutive quarter, the Company has had no amounts drawn on its line of credit.

    In the third quarter, the Company opened one new store in Sacramento, CA, ending the quarter with 144 stores. Total square footage open at the end of the third quarter was approximately 4.5 million. Due to some last minute permitting delays, the Company's new store in Santa Monica opened on July 16th instead of during the third quarter as originally anticipated. The Company has recently signed leases for five new stores in Chevy Chase, MD; Charlottesville, VA; Baton Rouge, LA; New Orleans, LA; and Atlanta, GA. The Company currently has 29 stores in development averaging 45,000 square feet in size. Square footage under development totals approximately 1.3 million square feet.

    Following are certain historical results for all stores for the past four fiscal years as well as year to date for the current fiscal year including gross profit, direct store expenses, store contribution, and general and administrative expenses (G&A) excluding goodwill amortization in all years, as a percentage of sales. One-year comparable store sales increases and the sum of two years of comparable store sales increases (two-year comps) are also included.

                    1999         2000         2001         2002       2003YTD

    Gross profit    34.0%        34.5%        34.8%        34.7%       34.3%
    Direct store
     expenses       24.4%        25.0%        25.3%        25.1%       25.1%
    Store
     contribution    9.6%         9.4%         9.5%         9.6%        9.2%
    G&A (excl.
     goodwill)       3.9%         3.3%         3.6%         3.6%        3.2%

    Comps            7.7%         8.6%         9.2%        10.0%        8.5%
    Two-year comps  18.7%        16.3%        17.8%        19.2%       18.5%

    Goals for fiscal year 2003:

    For fiscal year 2003, the Company expects sales growth to be at the low end of the 15% to 20% range. In the fourth quarter, the Company is up against two years of over 10% comparable sales increases, and comparable store sales growth is expected to be in the range of 6.5% to 8.5%. The Company expects weighted average square footage growth of 11% for the year, including expansions of existing stores. Including Santa Monica, the Company expects to open three stores in the fourth quarter, one of which will be a relocation of an existing 17,600 square foot store location to a new 51,300 square foot store location.

    The Company expects gross profit for the fiscal year to be lower as a percentage of sales compared to the prior year based on year to date results and a difficult LIFO comparison in the fourth quarter. The Company had a $3.4 million LIFO credit in the fourth quarter of last year and expects to record a charge in the fourth quarter of this year. The Company expects an improvement in operating margin driven by lower general and administrative expenses and pre-opening expenses as a percentage of sales. Pre-opening and relocation expense is expected to be approximately $10 million.

    Capital expenditures for the year are expected to be in the range of $160 million to $180 million. The Company expects net interest expense for the year to be between $5 million and $6 million. This includes the $1.4 million pre-tax impairment charge to the Company's Gaiam, Inc. investment in the first quarter but excludes the $3.0 million pre-tax gain from the Blooming Prairie sale in the third quarter.

    The Company expects fourth quarter diluted earnings per share to be in the range of $0.38 to $0.39. Excluding the $0.03 diluted earnings per share gain from the sale of Blooming Prairie, the Company expects diluted earnings per share for the fiscal year to be at the lower end of the $1.62 to $1.69 range. The Company's guidance includes the pre-tax impairment charge of $1.4 million, or $0.01 in diluted earnings per share, taken in the first quarter relating to the Company's investment in Gaiam, Inc. but does not include any potential further impairment charge relating to this investment.

    Goals for fiscal year 2004:

    For fiscal year 2004, the Company expects total sales growth to be at the low end of the 15% to 20% range. The Company expects comparable store sales growth of 7% to 9% and weighted average square footage growth of 10% to 11% relating to the opening of 12 to 15 new stores. While the Company has built a strong pipeline of new stores, it will take some time before these stores start to open. Therefore, the Company does not foresee an acceleration in new store openings until late in the fiscal year. Square footage growth is expected to be higher in the second half of the fiscal year given the projected timing of new store openings. The Company expects diluted earnings per share of $1.87 to $1.95. The Company will give more detailed forward-looking guidance for the 2004 fiscal year when it releases fourth quarter and fiscal year 2003 results in mid-November.

    Supplemental Information: The Company has included a pie chart available at http://www.wholefoodsmarket.com/investor/Q303chart.html that depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the twelve weeks ended July 6, 2003.

    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding adjusted net income, adjusted diluted earnings per share, and EVA in the press release as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company and for budget planning purposes. The following tables reflect reconciliations of GAAP information to Non-GAAP measures:

                            Twelve weeks ended          Forty weeks ended
                       July 6, 2003  July 7, 2002   July 6, 2003  July 7, 2002

    GAAP Net income       $ 28,672      $ 22,080     $ 79,875      $ 62,448
    Blooming Prairie gain   (3,020)          ---       (3,020)          ---
    Income taxes (40%)       1,208           ---        1,208           ---
    Adjusted net income     26,860        22,080       78,063        62,448
    Interest on convertible
     debentures, net         1,042           983        3,429         3,250
    Adjusted net income,
     diluted              $ 27,902      $ 23,063     $ 81,492      $ 65,698

    Adjusted diluted
     earnings per share      $0.42         $0.36        $1.25         $1.04
    Weighted average shares
     outstanding, diluted   65,811        64,213       65,180        63,113


                            Twelve weeks ended          Forty weeks ended
                       July 6, 2003  July 7, 2002   July 6, 2003  July 7, 2002

    GAAP Net income       $ 28,672      $ 22,080     $ 79,875      $ 62,448
    Provision for income
     taxes                  19,115        14,720       53,250        41,632
    Interest expense
     and other               2,768         2,513        8,475        11,727
    NOPBT                   50,555        39,313      141,600       115,807
    Taxes (40%)             20,222        15,725       56,640        46,323
    NOPAT                   30,333        23,588       84,960        69,484
    Capital charge          28,808        24,667       90,374        79,426
    EVA                   $  1,525      $ (1,079)    $ (5,414)     $ (9,942)

    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. In fiscal year 2002, the company had sales of $2.7 billion and currently has 145 stores in the United States and Canada.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 29, 2002. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

     Whole Foods Market, Inc.
     Condensed Consolidated Income Statements (unaudited)
     (In thousands except per share amounts)

                                 Twelve weeks ended     Forty weeks ended
                                  July 6,   July 7,    July 6,     July 7,
                                    2003      2002       2003        2002
    Sales                       $ 749,043 $ 648,763  $2,397,942  $2,052,351
    Cost of goods sold
     and occupancy costs          490,424   422,618   1,574,804   1,343,385
        Gross profit              258,619   226,145     823,138     708,966
    Direct store expenses         186,918   161,409     601,358     512,854
        Store contribution         71,701    64,736     221,780     196,112
    General and administrative
     expenses                      23,930    22,919      78,395      74,080
    Pre-opening and relocation
     costs                          2,369     3,273       8,156      10,894
        Operating income           45,402    38,544     135,229     111,138
    Other income (expense):
    Interest expense               (1,907)   (2,195)     (6,493)     (8,637)
    Investment and other income     4,292       451       4,389       1,579
        Income before income
         taxes                     47,787    36,800     133,125     104,080
    Provision for income taxes     19,115    14,720      53,250      41,632
        Net income              $  28,672  $ 22,080   $  79,875  $   62,448

    Basic earnings per share    $    0.48  $   0.39   $    1.36  $     1.11
    Weighted average shares
     outstanding                   59,752    57,113      58,749      56,022

    Diluted earnings per share  $    0.45  $   0.36   $    1.28  $     1.04
    Weighted average shares
     outstanding, diluted basis    65,811    64,213      65,180      63,113

    A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                  Twelve weeks ended     Forty weeks ended
                                   July 6,   July 7,     July 6,     July 7,
                                    2003      2002        2003        2002
    Net income (numerator for
     basic earnings per share)  $  28,672  $ 22,080   $  79,875  $   62,448
    Interest on 5% zero coupon
     convertible subordinated
     debentures, net of income
     taxes                          1,042       983       3,429       3,250
    Adjusted net income
     (numerator for diluted
      earnings per share)       $  29,714  $ 23,063   $  83,304   $  65,698
    Weighted average common
     shares outstanding
     (denominator for basic
     earnings per share)           59,752    57,113      58,749      56,022
    Potential common shares
     outstanding:
      Assumed conversion of 5%
       zero coupon convertible
       subordinated debentures      3,285     3,286       3,285       3,286
      Assumed exercise of stock
       options                      2,774     3,814       3,146       3,805
    Weighted average common
     shares outstanding and
     potential additional common
     shares outstanding
     (denominator for diluted
     earnings per share)           65,811    64,213      65,180      63,113

    Basic earnings per share    $    0.48  $   0.39   $    1.36   $    1.11

    Diluted earnings per share  $    0.45  $   0.36   $    1.28   $    1.04

     Whole Foods Market, Inc.
     Condensed Consolidated Balance Sheets
     July 6, 2003 (unaudited) and September 29, 2002
     (In thousands)

    Assets
                                                 2003         2002
    Current assets:
    Cash and cash equivalents                $  131,035    $  12,646
    Trade accounts receivable                    47,801       30,888
    Merchandise inventories                     124,398      108,189
    Prepaid expenses and other
     current assets                              27,581       20,418
        Total current assets                    330,815      172,141
    Property and equipment, net of
     accumulated depreciation and
     amortization                               698,324      644,688
    Long-term investments                         2,246        4,426
    Goodwill                                     80,548       80,548
    Intangible assets, net of
     accumulated amortization                    27,232       22,889
    Other assets                                  5,790       15,509
    Net assets of discontinued operations           ---        3,000
                                             $1,144,955    $ 943,201

    Liabilities and Shareholders' Equity
                                                  2003         2002
    Current liabilities:
    Current installments of long-term
     debt and capital lease obligations      $    5,805    $   5,789
    Trade accounts payable                       72,180       59,710
    Accrued payroll, bonus and
     employee benefits                           67,649       59,359
    Other accrued expenses                       75,058       51,440
        Total current liabilities               220,692      176,298
    Long-term debt and capital lease
     obligations, less current installments     161,203      161,952
    Other long-term liabilities                  16,317       15,865
        Total liabilities                       398,212      354,115
    Shareholders' equity:
    Common stock, no par value,
     150,000 shares authorized,
     60,286 and 57,988 shares issued,
     59,896 and 57,739 shares outstanding
     in 2003 and 2002, respectively             417,417      341,940
    Accumulated other comprehensive income        1,883         (422)
    Retained earnings                           327,443      247,568
    Total shareholders' equity                  746,743      589,086
    Commitments and contingencies
                                             $1,144,955    $ 943,201

     Whole Foods Market, Inc.
     Condensed Consolidated Statements of Cash Flows (unaudited)
     (In thousands)

                                                  Forty weeks ended
                                                 July 6,      July 7,
                                                  2003         2002
    Cash flows from operating activities:
    Net income                                $  79,875    $  62,448
    Adjustment to reconcile net income
     to net cash provided by operating
     activities:
        Depreciation and amortization            74,318       65,634
        Loss on disposal of fixed assets            452        2,452
        Rent differential                           785          622
        Change in LIFO reserve                    1,840        2,500
        Interest accretion on long-term debt      5,632        5,395
        Tax benefit related to exercise of
         employee stock options                  24,015       21,549
        Impairment loss on long-term
         investments                              1,412          ---
        Issuance of common stock to
         401(k) plan                              3,122          ---
        Cooperative patronage dividends
         received                                 3,210          ---
        Net change in current assets            (38,496)     (12,166)
        Net change in current liabilities        48,437       38,108
    Net cash provided by operating activities   204,602      186,542

    Cash flows from investing activities:
      Development costs of new store
       locations                                (64,535)     (77,412)
      Other property, plant and equipment
       expenditures                             (64,346)     (39,035)
      Acquisition of intangible assets           (6,552)      (1,241)
      Payments for purchase of acquired
       entities, net of cash acquired               ---      (36,105)
      Proceeds from sale of property,
       plant and equipment                        2,709          ---
      Proceeds from conversion of
       long-term investments                      1,000          ---
      Other investing activities                    ---       (4,753)
    Net cash used in investing activities      (131,724)    (158,546)

    Cash flows from financing activities:
      Net proceeds from long-term borrowings        ---       32,000
      Payments on long-term debt and capital
       lease obligations                         (6,341)    (123,956)
      Issuance of common stock                   48,295       64,092
    Net cash provided by (used in) financing
     activities                                  41,954      (27,864)

    Cash flows from discontinued operations:
    Net cash provided by discontinued
     operations                                   3,557       14,232

    Net increase in cash and cash equivalents   118,389       14,364
    Cash and cash equivalents at beginning
     of period                                   12,646        1,843
    Cash and cash equivalents at end of
     period                                   $ 131,035    $  16,207

    Supplemental disclosures of cash flow
     information:
        Interest paid                         $   2,015    $   3,665
        Federal and state income taxes paid   $   8,136    $  18,537

SOURCE  Whole Foods Market, Inc.
    -0-                             07/30/2003
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com
                http://www.wholefoodsmarket.com/investor/Q303chart.html /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  ERN CCA MAV ERP